Exhibit (h)(4)

FORM OF DEALER MANAGER AGREEMENT

CION Ares Diversified Credit Fund

Ladies and Gentlemen:

The undersigned, CION Ares Diversified Credit Fund (the "Fund"), a Delaware statutory trust, is conducting a continuous offering (the "Offering") of its shares of beneficial interest (collectively, the "Shares").  The Fund desires for you, CION Securities, LLC, a Delaware limited liability company (the "Dealer Manager" or "you"), to act as its Dealer Manager in connection with the offer and sales of the Shares to the public in the Offering.  In connection with the sales of Shares, the Fund hereby confirms its agreement with you, as Dealer Manager, as follows:

1.             Representations, Warranties and Agreements of the Fund.  The Fund represents and warrants to and agrees with you that:

(a) The Fund was duly formed under the laws of the State of Delaware and is validly existing as a statutory trust in good standing under the laws of Delaware with full power and authority to own its properties and conduct its business as described in the registration statement.

(b) The Fund has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors' rights generally or by equitable principles relating to the availability of remedies.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and compliance with the terms of this Agreement by the Fund will not conflict with or constitute a default or violation under any agreement and declaration of trust, bylaw, contract, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Fund, except to the extent that the enforceability of the indemnity provisions contained in Section 7 of this Agreement may be limited under applicable securities law and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors' rights generally or by equitable principles relating to the availability of remedies.

(d) No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Fund of this Agreement or the issuance and sale by the Fund of the Shares, except as may be required under the Securities Act and the rules and regulations thereunder, by the Financial Industry Regulatory Authority ("FINRA") or under applicable state securities laws.

2.            Grant of Authority to the Dealer Manager.

(a) Based on the representations and warranties contained in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Fund appoints you as the Dealer Manager for the Fund during the Offering Period (as defined in Section 2(b)).  As the Dealer Manager, you agree to provide those certain marketing services as described in the Wholesaler Marketing Agreement between you and ALPS Distributors, Inc. dated [ ], 2016 for the Fund’s benfit.

(b) The "Offering Period" shall mean that period during which Shares may be offered for sale, commencing on the effective date of this Agreement, during which period offers and sales of the Shares shall occur continuously in the jurisdictions in which the Shares are registered or qualified or exempt from registration (as confirmed in writing by the Fund to the Dealer Manager) unless and until the Offering is terminated.   Upon termination of the Offering Period, the Dealer Manager's appointment and this Agreement shall terminate without obligation on the part of the Dealer Manager or the Fund except as set forth in this Agreement.

3.            Compensation. As Dealer Manager, you shall receive compensation from the sales loads paid by purchasers of Shares, in an amount of the “Dealer Manager Fee” as described in the then-current Prospectus with respect to the applicable class of the Fund’s Shares.

4.            Covenants of the Fund.  The Fund covenants and agrees with the Dealer Manager that:

(a) The Fund will furnish the Dealer Manager and others designated by the Dealer Manager, at no expense to the Dealer Manager, with such number of printed copies of the printed sales literature or other materials authorized by the Fund ("Authorized Sales Materials") as the Dealer Manager may reasonably request.

(b) The Fund will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the printing and delivery to the Dealer Manager of copies of the prospectus, including any amendments and supplements thereto and (ii) the costs and expenses of the Fund relating to the preparation and printing of any Authorized Sales Materials and Fund-approved investor presentations undertaken in connection with the marketing of the Shares, including, without limitation, expenses associated with the production of slides and graphics, fees and expenses of any consultants engaged in connection with presentations with the prior approval of the Fund and travel and lodging expenses of the representatives of the Fund and any such consultants.

5.            Representations and Warranties of the Dealer Manager.  You, as the Dealer Manager, represent and warrant to the Fund that:  (a) the Dealer Manager is a member in good standing of FINRA and a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (b) the Dealer Manager and its employees and representatives have all required licenses and registrations to act under this Agreement.

6.            Covenants of the Dealer Manager.  The Dealer Manager covenants and agrees with the Fund that:

(a) The Dealer Manager will make no representations concerning the Offering except as set forth in the Prospectus, as amended and supplemented, and in the Authorized Sales Materials.

(b) Except for Authorized Sales Materials, the Fund has not authorized the use of any supplemental literature or sales material in connection with the Offering and the Dealer Manager agrees not to use any such material that has not been authorized by the Fund.  The Dealer Manager further agrees (i) not to deliver any Authorized Sales Materials to any financial intermediaries, the media, and other third parties (collectively, "Marketing Recipients") unless it is accompanied or preceded by the Prospectus as amended and supplemented, (ii) not to show or give to any Marketing Recipient or reproduce any material or writing that is supplied to it by the Fund and marked "broker-dealer use only" or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public and (iii) not to show or give to any Marketing Recipient in a particular jurisdiction any material or writing that is supplied to it by the Fund if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction.

(c) Except as may otherwise be provided, the Dealer Manager will pay all expenses incident to the performance of its obligations under this Agreement, including the fees and expenses of its own counsel and accountants, even if the Offering is not successfully completed.

7.             Indemnification. The Fund shall indemnify and hold harmless the Dealer Manager and each of its affiliates, officers, directors, employees, agents and control persons (as defined in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the 1934 Act from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with its performance of its duties hereunder except in the case of (i) the Dealer Manager’s material violation of any of the provisions of this Agreement; (ii) the Dealer Manager’s material violation of any applicable law, rule or regulation with respect to its conduct under the Agreement; or (iii) the Dealer Manager or any of its affiliates, officers, directors, employees, agents or control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act) willful misfeasance, bad faith or gross negligence.

8.             Representations and Agreements to Survive Delivery.

(a) The respective agreements and obligations of the Fund and the Dealer Manager set forth in Sections 7, 8 and 16 shall remain operative and in full force and effect regardless of the termination of this Agreement.

9.             Termination.  Any party to this Agreement shall have the right to terminate this Agreement on 60 days' written notice or immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof.  If not sooner terminated, the Dealer Manager's agency and this Agreement shall terminate upon termination of the Offering Period without obligation on the part of the Dealer Manager or the Fund, except as set forth in this Agreement.  Upon termination of this Agreement, (a) the Fund shall pay to the Dealer Manager all accrued amounts payable under Section 3 hereof at such time as such amounts become payable and (b) the Dealer Manager shall promptly deliver to the Fund all records and documents in its possession that relate to the Offering and that are not designated as "dealer" copies.

10. Notices.

(a) All notices or communications under this Agreement, except as otherwise specifically provided, shall be in writing.

(b) Any notice or communication sent by the Fund to you shall be mailed, delivered, or sent by facsimile, e-mail or telegraph, and confirmed to you at 3 Park Avenue, 36th Floor, New York, NY 10016, Attn: Eric Pinero.

(c) Any notice or communication sent by you to the Fund shall be mailed, delivered, or sent by facsimile, e-mail or telegraph, and confirmed at CION Securities, LLC, 3 Park Avenue, 36th Floor, New York, NY 10016, Attn: Douglas Crossman.

11.           Parties; Assignment.  This Agreement shall inure to the benefit of, and be binding on, you, the Fund, and any respective successors and permitted assigns.  This Agreement shall also inure to the benefit of the indemnified parties and their respective successors and permitted assigns to the extent set forth in Section 7 hereof.  This Agreement is intended to be and is for the sole and exclusive benefit of the parties to this Agreement, including the Fund, and their respective successors and permitted assigns, and the indemnified parties and their successors and permitted assigns, and for the benefit of no other person.  No other person shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.  No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party.

12.           Relationship.  Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager as an employee, agent or representative of, or in association with or in partnership with, the Fund; instead, this Agreement shall only constitute the Dealer Manager as a dealer authorized by the Fund to effect sales of the Shares according to the terms set forth in the Prospectus as amended and supplemented and in this Agreement.

13.           Effective Date.  This Agreement is made effective between the parties as of the date accepted by you as indicated by your signature to this Agreement.

14.           Entire Agreement, Waiver.

(a) This Agreement constitutes the entire agreement between the Fund and you, and shall not be amended or modified in any way except by subsequent agreement executed in writing by the Fund and you.  Neither party to this Agreement shall be liable or bound to the other party by any agreement except as specifically set forth in this Agreement.

(b) The Fund and you may waive, but only in writing, any term, condition, or requirement under this Agreement that is intended for its benefit.  However, any written waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of that term or condition of this Agreement.  Also, any failure to enforce any provision of this Agreement shall not operate as a waiver of that provision or any other provision of this Agreement.

15.           Severability.  In the event that any court of competent jurisdiction declares invalid any provision of this Agreement, such invalidity shall have no effect on the other provisions of this Agreement, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

16.           Governance.  This Agreement shall be governed by the laws of the State of New York; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 16.

17.           Acceptance.  Please confirm your agreement to the terms and conditions set forth above by signing and returning the enclosed duplicate copy of this Agreement to us at the address set forth above.  This Agreement may be executed in any number of counterparts.  Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

Very truly yours,

CION Ares Diversified Credit Fund

By:
Date:

DEALER MANAGER

CION Securities, LLC

By:
Date: